Exhibit 5

Buenos Aires, November 9, 2011

Messrs.
BUENOS AIRES STOCK EXCHANGE

Dear Sirs,

As required by section 63 of the Buenos Aires Stock Exchange Regulations, I hereby inform you that at the Company’s Board of Directors meeting held on November 8, 2011, the following documents were approved: Balance Sheet, Statement of Income, Statement of Changes in Shareholders’ Equity, Statement of Cash Flows, Notes and Supplemental Exhibits thereto -all of them Basic and Consolidated-, Informative Summary and the information required by section 68 of the aforementioned regulations, relating to the nine-month period ended September 30, 2011.

It is important to point out that in the nine-month period ended September 30, 2011 the Company recorded a loss before taxes of $211,661,000 as a result of revenues growing at the same rate as the increasing demand and expenses that, in relative terms, largely exceed such increase.

The amounts disclosed below are stated in thousands of Argentine pesos.

	Nine-month period ended
	September 30, 2011

Result for the period

Ordinary	Loss	(130,410)
Extraordinary		0
Final	Loss	(130,410)

Detail of Shareholders’ Equity
Capital Stock – Nominal Value (1)		906,455
Capital Stock – Adjustment to Capital (2)		996,489
Capital Stock- Additional paid-in Capital		18,317
Appropriated Retained Earnings – Legal Reserve		64,008
Accumulated Deficit		(7,501)
Total		1,977,768

(1)   Includes 9,412 related to treasury shares.
(2)   Includes 10,347 related to treasury shares.

Empresa Distribuidora y Comercializadora Norte S.A.
Av. Del Libertador 6363 Piso 1° – (C1428ARG) Capital Federal – Tel.: (54-11) 4346-5088 / 5113 – Fax: (54-11) 4346-5301

Furthermore, and as required by sub-sections o), p) and q) of section 62, we inform the following:

Class of shares	Number of shares	% on Capital Stock

A	462,292,111	51.00
B	442,210,385	48.78
C	1,952,604	0.22
Total	906,455,100	100.00

The class “A” shares are owned by Electricidad Argentina S.A. (EASA), domiciled at 3302 Ortiz de Ocampo Street – Building 4 of the City of Buenos Aires. The class “B” shares are currently traded at the New York Stock Exchange (through American Depositary Shares –“ADSs”) and the Buenos Aires Stock Exchange. As of September 30, 2011, the Company has 9,412,500 treasury shares.
An amount of 1,952,604 class “C” shares, which are held by Banco de la Nación Argentina as trustee of the Company Employee Stock Ownership Program, remains outstanding.  Moreover, Dolphin Energía S.A., domiciled at 3302 Ortiz de Ocampo Street – Building 4 of the City of Buenos Aires, owns 95.117% of the voting shares of EASA.

The Company does not have debt securities convertible into shares, nor there exist stock options of the Company’s shares.

Yours sincerely,

VÍCTOR AUGUSTO RUIZ

Officer in charge of Market Relations

Empresa Distribuidora y Comercializadora Norte S.A.
Av. Del Libertador 6363 Piso 1° – (C1428ARG) Capital Federal – Tel.: (54-11) 4346-5088 / 5113 – Fax: (54-11) 4346-5301